Exhibit 99.1

         Possis Medical, Inc. Reports Second-Quarter Results

                   Company Secures Key FDA Approvals


    MINNEAPOLIS--(BUSINESS WIRE)--Feb. 21, 2007--Possis Medical, Inc. (NASDAQ:POSS), a developer, manufacturer and marketer of pioneering medical devices used in endovascular procedures, today reported results for its fiscal 2007 second quarter that were within the range of its previously issued guidance.

    For the second quarter ended January 31, 2007, Possis delivered sales of $15.8 million, a 4.5 percent increase from fiscal 2006 second-quarter sales of $15.1 million. The company reported second-quarter net income on a generally accepted accounting principles (GAAP) basis of $174,000, or $0.01 per diluted share, versus GAAP net income of $342,000, or $0.02 per diluted share, for the prior-year period. This includes stock-based compensation expense of $662,000, net of tax, or $0.04 per diluted share, and $730,000, net of tax, or $0.04 per diluted share, for the fiscal 2007 and 2006 second quarters, respectively.

    Non-GAAP (pro forma) net income for the fiscal 2007 second quarter, adjusted to eliminate the effect of stock-based compensation expense, was $836,000, or $0.05 per diluted share. This compares with net income of $1.1 million, or $0.06 per diluted share, in the second quarter of fiscal 2006.

    "We made significant progress during the second quarter," said Robert G. Dutcher, CEO of Possis Medical. "In addition to meeting our sales and earning guidance, we achieved four key FDA approvals--two for catheters, one for our new AngioJet(R) Ultra System, and one for treatment of venous thrombus. We also made a strategic investment in Rafael Medical to broaden our endovascular focus, and saw the first patient treatments using our new GuardDOG(R) Occlusion Catheter and Ultra System. Additionally, sales force turnover has moderated, returning to a more normal industry level."

    For the six-month period ended January 31, 2007, sales totaled $31.4 million, versus $30.6 million in the prior year. The company reported a net loss of $60,000 for the six months on a GAAP basis, including stock-based compensation expense of $1.3 million, net of tax, or $0.08 per diluted share. GAAP net income for the prior-year six months was $607,000, or $0.03 per diluted share, including stock-based compensation expense of $1.4 million, net of tax, or $0.08 per diluted share. Non-GAAP (pro forma) net income for the first half of fiscal 2007 was $1.3 million, or $0.07 per diluted share, compared to $2.0 million, or $0.11 per diluted share, for fiscal 2006.

    In the fiscal 2007 second quarter, Possis sold 10 new AngioJet(R) Ultra Consoles and 19 prior-generation drive units worldwide, all but one of the units in the United States. Total U.S. drive units in the field, which contributes to catheter usage and sales, increased sequentially to 1,719 at the end of the fiscal 2007 second quarter from 1,699 units at the end of the fiscal 2007 first quarter. Of the total U.S. drive units in the field, 22 are new AngioJet Ultra Consoles.

    "The initial performance, acceptance and success of our new AngioJet Ultra Thrombectomy System has been tremendous. Hospitals involved in the evaluation process are rapidly turning to the Ultra System for its simple and fast setup, sleeker design, lighter weight and improved handling that make it significantly easier to use than the previous generation AngioJet System. We expect that the marked benefits the Ultra System offers will drive increased catheter utilization going forward," said Dutcher.

    For the second quarter, Possis' gross profit margin was 70 percent, versus 74 percent in the year-ago second quarter. On a sequential basis, gross profit margin was down slightly from 71.7 percent in the fiscal 2007 first quarter. The quarterly, year-over-year decrease was primarily due to the impact of higher start-up costs for new products. Average selling prices remained firm across the company's product lines.

    Selling, general and administrative expenses (SG&A) increased by $1.8 million from the year-earlier second quarter, to $9.3 million. Sales force commissions and staff additions, as well as management incentive compensation, contributed to the rise. The second-quarter management incentive compensation increase included in SG&A reflected a $440,000 charge ($215,000 or $0.01 per share net of tax) for the impact of accelerated vesting of restricted stock awards based on the market price of the company's common stock.

    Fiscal 2007 second-quarter research and development (R&D) spending decreased by $1.3 million from the prior-year period, to $1.9 million. The year-over-year decrease is due to the timing of R&D initiatives as several new products are now moving to market release. R&D spending represented 12.3 percent of second-quarter revenue.

    The company reported that on January 31, 2007, cash, cash equivalents, and marketable securities totaled $45.4 million. On December 19, 2006, Possis' board of directors authorized the company to repurchase up to $15 million of its common stock over the two years ending December 31, 2008. The company did not repurchase any common shares during the second quarter, but remains committed to the share repurchase program. Based on market conditions, Possis plans to repurchase shares going forward to offset dilution from stock-based compensation programs.

    Product Update

    AngioJet(R) Ultra System

    In December 2006 Possis received marketing approval from the FDA for its new AngioJet Ultra System. The Ultra System is the next-generation, completely re-engineered version of Possis' proven, industry-leading AngioJet System. Following FDA approval, Mercy Hospital in Coon Rapids, Minn., was the first hospital to use the Ultra System--doing so in multiple thrombectomy procedures. The Ultra System is currently undergoing customer evaluation at select institutions around the U.S., including: Charleston Area Medical Center, Charleston, W. Va.; Good Samaritan Hospital, Los Angeles, Calif.; The University of Tennessee Medical Center, Knoxville, Tenn.; and Mercy Medical Center, Des Moines, Iowa. Full release in the U.S. market is expected in Spring 2007.

    Spiroflex(R) Catheters

    Recently, Possis received FDA approval to market its Spiroflex rapid exchange catheter to remove thrombus from coronary arteries. Thrombus in coronary arteries and bypass grafts can cause lack of oxygen (ischemia) in the heart muscle and may lead to a damaging heart attack. More than 1 million patients suffer from heart attacks in the United States every year. The Spiroflex catheter, Possis' most flexible and maneuverable rapid exchange catheter, is specifically designed for blood clot removal (thrombectomy) in small vessels such as coronary arteries. Sharing the same technology, Possis' Spiroflex VG catheter is currently marketed for use in larger peripheral vessels and is pending FDA approval for use in coronary arteries.

    GuardDOG(R) Occlusion System

    Possis' new GuardDOG Distal Occlusion Guidewire system saw its first patient use in December. Dr. Mitchell J. Silver and Dr. Gary Ansel, interventional cardiologists with MidOhio Cardiology and Vascular Consultants, Columbus, Ohio, performed the pioneering clinical procedure.

    Initial experiences were promising in demonstrating that the GuardDOG System can be used to easily control blood flow in the vessel while allowing the use of endovascular treatment tools such as the AngioJet System to treat vascular disease. Initial experiences, however, also pointed out the need for a more flexible wire. With this information in hand, Possis will continue further market evaluations at select medical sites following completion of wire enhancement activities, in preparation for a full U.S. market release of the GuardDOG system later this calendar year. In addition, a second GuardDOG catheter model featuring a smaller-diameter guidewire is expected to complete development in the next several months.

    New Venous Indication

    Late in 2006, Possis' Xpeedior(R) catheter, in conjunction with the AngioJet System, received FDA clearance to be marketed for removing thrombus from upper- and lower-extremity peripheral veins--to date, AngioJet is the only device FDA cleared for venous thrombectomy.

    Each year in the U.S., approximately 600,000 patients are diagnosed with deep vein thrombosis (DVT). Complications range from severe pain and limitation of mobility to limb loss and even death. Moreover, 200,000 people die from pulmonary embolism (PE) each year, which occurs when venous thrombus migrates to the lungs and blocks blood flow. Historically, venous thrombus treatment has been largely limited to anti-coagulant drugs to prevent further clot progression, a process that can take days--or even weeks--to show benefit.

    Thrombectomy with the AngioJet Xpeedior catheter gives physicians a powerful tool to restore flow through blocked veins. Patients may benefit from faster resolution of leg pain and reduced risk of complications. Additionally, the catheter also is cleared for general peripheral vascular use with Possis' Power Pulse(TM) Delivery, a procedure that sprays smaller, targeted doses of clot-dissolving medicine directly into the thrombus and then quickly removes the softened clot material.

    SafeFlo(R) IVC Filter

    During the second quarter Possis made a strategic investment in Rafael Medical Technologies, an Israeli-based company that is developing its proprietary SafeFlo(R) inferior vena cava (IVC) filter. The IVC is the large vein that carries de-oxygenated blood from the lower body back to the heart for subsequent re-oxygenation in the lungs. In certain patients DVT can lead to the migration of blood clots to the lungs, causing pulmonary embolism (PE), an often fatal condition.

    The U.S.-patented SafeFlo IVC filter is a minimally invasive and retrievable filter designed to prevent thrombus migration to the lungs and the potentially devastating effects of PE. It is estimated that by 2010, the U.S. market for IVC filters will total nearly $200 million annually. Rafael Medical is conducting a clinical trial of the SafeFlo filter at multiple sites in the United States and Europe; a 510(k) submission to the FDA for market clearance is expected within 12 to 18 months.

    Fetch(TM) Aspiration Catheter

    During the fiscal 2007 first quarter, Possis received FDA clearance for its new Fetch Aspiration Catheter. Utilizing advanced catheter technology from the AngioJet System, the Fetch Aspiration Catheter offers physicians another alternative to aspirate small, fresh thrombus and other embolic debris from arteries.

    In the second quarter, Possis completed its beta site evaluation of the Fetch Catheter. Said Dutcher, "We are now gearing up for a full market launch. Feedback from the vast majority of our beta site physicians indicates that the Fetch Catheter is superior or equivalent to other manual aspiration catheters."

    Clinical Science Update

    Coronary Thrombus

    Possis' JETSTENT clinical trial of the AngioJet System in heart attack patients with large thrombus has enrolled 145 patients to date at seven active sites, mostly in Europe. The first interim analysis has been completed and enrollment continues toward the next target of 225 patients, which is expected later this calendar year.

    Additionally, Possis continues its collaboration with a leading clinical researcher and trialist to combine all suitable published AngioJet clinical experience in treating acute coronary syndrome patients into a single large clinical dataset for a more sophisticated meta-analysis of AngioJet safety and benefit in such patients. The company expects this effort could be presented or published later in 2007.

    Finally, Possis continues to promote the important findings from Dr. George Sianos and the Thoraxcenter in Rotterdam, the Netherlands. This work shows that in heart attack patients, AngioJet thrombectomy to remove large thrombus before placement of a drug-eluting stent
(DES) is associated with significantly lower rates of death, repeat heart attack and late-stent thrombosis. Sianos' work was presented at four major medical meetings in 2006, most recently the November annual meeting of the American Heart Association. Additionally, it was also presented to the Circulatory Systems Advisory Panel meeting convened by FDA in December.

    Said Dutcher, "We believe these key results demonstrate that unresolved thrombus at the time a drug-eluting stent is placed is a significant cause of subsequent stent thrombosis; and that AngioJet thrombectomy has an essential role to play in reducing overall rates of stent thrombosis."

    Peripheral Arterial Thrombus and Venous Thromboembolic (VTE)
Disease

    Possis continues to develop several significant new clinical science initiatives to support its peripheral vascular product offerings. The company's new PEARL registry (PEripheral use of AngioJet Rheolytic Thrombectomy with Mid-Length Catheters) is now actively enrolling patients. PEARL is a Web-based registry of patient treatments and outcomes using the mid-length DVX(R) and Xpeedior(R) AngioJet catheters. Eventually, PEARL will involve 20 or more high-volume peripheral AngioJet customers and become a rich source of future case studies, scientific presentations, and publications on the uses and clinical value of AngioJet treatment in a variety of peripheral vascular disease challenges. The company plans to include clinical experience with its GuardDOG product in the PEARL registry as well. In addition, Possis expects that the initial clinical experiences with the GuardDOG product will be the subject of scientific presentations and publications.

    Several new articles have appeared in recent medical literature presenting AngioJet thrombectomy and Power Pulse Delivery for the treatment of DVT. Recent presentations at the January meeting of the International Society for Endovascular Therapy in Miami, Fla., and the February meeting of the American Venous Forum in San Diego, Calif., have provided valuable new clinical science and favorable exposure for the value Possis AngioJet thrombectomy brings to treating VTE. Following the recent approved indication for venous AngioJet thrombectomy, Possis continues to expand its investment in new clinical science work to support the growing peripheral market.

    Business Outlook

    For fiscal 2007, Possis Medical anticipates a strong second half, but has lowered its full-year sales guidance to the range of $66 million to $69 million, from $70 to $73 million. This revised guidance represents significant year-over-year revenue growth of 13 to 23 percent in the second half of fiscal 2007. The company expects most of the double-digit gain to come from its core AngioJet product line. The reduced range is primarily the result of lower-than-anticipated sales of new non-AngioJet products, combined with the impact of the Ultra System approval coming later than anticipated.

    The company also is working through start-up production and inventory issues limiting the near-term supply of Ultra disposable products. Possis expects this temporary ramp up situation to be resolved late in the third quarter. Non-AngioJet new product sales will most significantly be impacted by the company's need to extend the beta site evaluation phase for the GuardDOG Occlusion Guidewire into the fourth quarter of fiscal 2007. The extension will allow Possis to implement certain product enhancements based on customer input prior to a full market launch.

    The company expects fiscal 2007 gross margins in the low 70s, as a percent of sales. Non-GAAP (pro forma) net income per diluted share for fiscal 2007 is estimated to range between $0.25 and $0.34 per share. GAAP net income per diluted share, which includes the impact of SFAS 123(R) stock-based compensation expense, is expected to be in the range of $0.09 to $0.18 per share.

    Possis anticipates third-quarter net sales of $16.5 million to $18 million and non-GAAP (pro forma) net income, adjusted to eliminate SFAS 123(R) for stock-compensation expense, in the range between $0.08 and $0.10 per diluted share. Possis expects fiscal 2007 third-quarter GAAP net income, which includes SFAS 123(R), of $0.04 to $0.06 per diluted share.

    The company will host a conference call today, Wednesday, Feb. 21, 2007, at 9:30 a.m. (CT). Bob Dutcher, Chairman & CEO, and Jules
Fisher, CFO, will discuss second-quarter operating results.

    To join the conference call, dial 1-888-889-7567 (international 1-517-645-6377) and give the password "conference." A replay of the conference call will be available one hour after the call ends through 11:59 p.m. (CT) on Feb. 23, 2007. To access the replay, dial
1-866-373-4990 (international 1-203-369-0270).

    For individual investors, a Webcast of the conference call will be available at www.possis.com under the "Investors" tab, or at www.fulldisclosure.com. Institutional investors can access the Webcast through a password-protected site at www.streetevents.com. An archived Webcast of Possis' conference call will be available for 30 days.

    About Possis Medical, Inc.

    Possis Medical, Inc., develops, manufactures and markets pioneering medical devices for the large and growing cardiovascular and vascular treatment markets. The Company's AngioJet System is the world's leading mechanical thrombectomy system with FDA approval to remove large and small thrombus from coronary arteries, coronary bypass grafts, peripheral arteries and veins, A-V grafts and native fistulas.

    Certain statements in this press release constitute "forward-looking statements" within the meaning of Federal Securities Laws. Some of these statements relate to estimated future revenue, gross margins, expenses and earnings per share, regulatory approvals, new product introductions, performance, development, indications, and clinical initiatives. These statements are based on our current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements, such as, the effectiveness of our sales and marketing efforts in re-establishing coronary product usage and launching new products, our ability to effectively manage new product development and production timelines, the effectiveness of our initiatives to reduce sales force turnover and improve productivity, and our ability to generate suitable clinical data to support growing use of the AngioJet in coronary applications. A discussion of these and other factors that could impact the Company's future results are set forth in the cautionary statements included in the Company's Form 10-K for the year ended July 31, 2006, filed with the Securities and Exchange Commission.

    This release includes non-GAAP (pro forma) net income, non-GAAP (pro forma) net income per share data, and non-GAAP (pro forma) key business indicators, and other non-GAAP line items from the Consolidated Statements of Income and Comprehensive Income, including cost of medical products, operating expenses (including selling, general and administrative, and research and development), and provision for income taxes. These measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP (pro forma) measures used by other companies. Possis believes that the presentation of non-GAAP (pro forma) net income, non-GAAP (pro forma) net income per share data, non-GAAP (pro-forma) key business indicators and other non-GAAP line items from the Consolidated Statements of Income and Comprehensive Income, when shown in conjunction with the corresponding GAAP measures, provides useful information to management and investors regarding financial and business trends relating to its financial condition and results of operations. Possis further believes that where the adjustments used in calculating non-GAAP (pro forma) net income and non-GAAP (pro forma) net income per share are based on specific identified charges that impact different line items in the statements of income (including cost of medical products, selling, general and administrative and research and development expense), that it is useful to investors to know how these specific line items in the statements of income are affected by these adjustments.


                         POSSIS MEDICAL, INC.
      CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
     FOR THE THREE AND SIX MONTHS ENDED JANUARY 31, 2007 AND 2006
                             (UNAUDITED)

                      Three Months Ended         Six Months Ended
                   ------------------------- -------------------------
                     Jan. 31,     Jan. 31,     Jan. 31,     Jan. 31,
                       2007         2006         2007         2006
                   ------------ ------------ ------------ ------------
Product sales......$15,806,085  $15,129,108  $31,409,966  $30,604,782

Cost of sales and
 other expenses:
  Cost of medical
   products........  4,737,400    3,902,976    9,145,594    8,133,131
  Selling, general
   and
   administrative..  9,265,398    7,511,257   19,081,443   15,904,984
  Research and
   development.....  1,943,999    3,197,804    4,358,673    5,707,097
                   ------------ ------------ ------------ ------------
      Cost of sales
       and other
       expenses.... 15,946,797   14,612,037   32,585,710   29,745,212
                   ------------ ------------ ------------ ------------

Operating (loss)
 income............   (140,712)     517,071   (1,175,744)     859,570
   Interest income.    536,620      427,633    1,076,112      831,082
   Loss on sale of
    securities.....    (38,208)     (19,141)     (19,317)     (25,487)
                   ------------ ------------ ------------ ------------

Income (loss)
 before income
 taxes.............    357,700      925,563     (118,949)   1,665,165
(Benefit) provision
 for income taxes..    184,000      584,000      (59,000)   1,058,000
                   ------------ ------------ ------------ ------------

Net (loss) income..    173,700      341,563      (59,949)     607,165

Other comprehensive
 income (loss), net
 of tax:
Unrealized gain
 (loss) on
 securities........     (5,000)      19,000      188,000      (80,000)
                   ------------ ------------ ------------ ------------
Comprehensive
 income............   $168,700     $360,563     $128,051     $527,165
                   ============ ============ ============ ============

Weighted average
 number of common
 shares
 outstanding:
   Basic........... 17,179,940   17,228,059   17,164,966   17,271,953
   Diluted......... 17,734,245   17,683,758   17,748,170   17,768,948

Net income per
 common share:
   Basic...........      $0.01        $0.02        $0.00        $0.04
                   ============ ============ ============ ============
   Diluted.........      $0.01        $0.02        $0.00        $0.03
                   ============ ============ ============ ============


                         POSSIS MEDICAL, INC.
                     CONSOLIDATED BALANCE SHEETS
                             (UNAUDITED)

ASSETS                                  January 31, 2007 July 31, 2006
                                        ---------------- -------------

CURRENT ASSETS:
  Cash and cash equivalents.............     $2,903,620    $3,505,796
  Marketable securities.................     42,508,664    44,610,130
  Trade receivables (less allowance for
   doubtful accounts and returns of
   $690,000 and $580,000, respectively).      8,873,758     8,356,776
  Inventories...........................      6,846,125     5,915,950
  Prepaid expenses and other assets.....      1,959,326     1,663,322
  Deferred tax asset....................      1,331,000     1,331,000
                                        ---------------- -------------
    Total current assets................     64,422,493    65,382,974

PROPERTY AND EQUIPMENT, net.............      4,795,885     5,090,198
DEFERRED TAX ASSET......................     10,834,000    10,756,000
INVESTMENT IN TECHNOLOGY (Cost Method)..      2,608,199             -
OTHER ASSET.............................      1,062,457       723,262
                                        ---------------- -------------

TOTAL ASSETS............................    $83,723,034   $81,952,434
                                        ================ =============

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Trade accounts payable................     $1,313,480    $2,040,367
  Accrued salaries, wages, and
   commissions..........................      3,477,967     3,468,961
  Other liabilities.....................      2,467,734     2,715,421
                                        ---------------- -------------
    Total current liabilities...........      7,259,181     8,224,749

OTHER LIABILITES........................      1,047,065       823,975

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
  Common stock-authorized, 100,000,000
   shares of $0.40 par value each;
   issued and outstanding, 17,220,162
   and 17,146,825 shares, respectively..      6,888,065     6,858,730
  Additional paid-in capital............     79,733,968    77,378,276
  Accumulated other comprehensive loss..       (141,000)     (329,000)
  Retained deficit......................    (11,064,245)  (11,004,296)
                                        ---------------- -------------
    Total shareholders' equity..........     75,416,788    72,903,710
                                        ---------------- -------------

TOTAL LIABILITIES AND SHAREHOLDERS'
 EQUITY.................................    $83,723,034   $81,952,434
                                        ================ =============


               AngioJet System Key Business Indicators

U.S. Market Data           Q2-06    Q3-06    Q4-06    Q1-07    Q2-07
----------------------------------------------------------------------
AngioJet Revenue - $(000) $14,582  $14,748  $15,258  $15,017  $15,005
----------------------------------------------------------------------
AngioJet 3000 Drive Units
 Sold                          28       46       22       30       18
----------------------------------------------------------------------
AngioJet Ultra Consoles
 Sold                           -        -        -        -       10
----------------------------------------------------------------------
AngioJet 3000 Drive Units
 & Ultra Consoles in the
 Field                      1,600    1,645    1,672    1,699    1,719
----------------------------------------------------------------------
AngioJet Catheters Sold    11,174   10,692   11,866   11,370   11,348
----------------------------------------------------------------------

----------------------------------------------------------------------
Gross Margin %               74.2%    71.1%    71.5%    71.7%    70.0%
----------------------------------------------------------------------
EPS Diluted                 $0.02   ($0.02)   $0.03   ($0.01)   $0.01
----------------------------------------------------------------------

    Below is the quarterly effect of Stock-Based Compensation Expense under SFAS 123(R) on the operations of the Company. All amounts are in thousands except for EPS diluted.

                                    Q2-06  Q3-06  Q4-06  Q1-07  Q2-07
----------------------------------------------------------------------
Cost of medical products             $105   $114    $97    $94    $93
----------------------------------------------------------------------
Selling, general and administrative   503    665    580    584    587
----------------------------------------------------------------------
Research and development              196    197    183    174    175
----------------------------------------------------------------------
Income tax provision                  (74)  (156)  (150)  (186)  (193)
----------------------------------------------------------------------
Net income                           (730)  (820)  (710)  (666)  (662)
----------------------------------------------------------------------
EPS diluted                         (0.04) (0.05) (0.04) (0.04) (0.04)
----------------------------------------------------------------------

    CONTACT: Possis Medical, Inc.
             Jules L. Fisher, 763-450-8011
             Vice President, Finance and Chief Financial Officer
             Jules.Fisher@possis.com